Exhibit 3.131

CERTIFICATE OF FORMATION

OF

HOME2 MANAGEMENT LLC

This Certificate of Formation. of Home2 Management LLC the “Company”), dated as of February 1, 2017, is being executed and filed by Claudia Acevedo, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed herein is:

HOME2 MANAGEMENT LLC

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation. Service Company, 251 Little Falls Drive, Wilmington, DE 19808.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the date first above written,

/s/ Claudia Acevedo
Name: Claudia Acevedo
Title: Authorized Person